Exhibit 99.1
Contact:
Segmentz, Inc.
Jeff Curry
269-695-4955
JeffC@express-1.com
SEGMENTZ, INC. MEETS HIGH END OF GUIDANCE; GENERATES RECORD NET INCOME IN THE FOURTH QUARTER OF 2005
Board of Directors Approves Name Change to Express-1
BUCHANAN, Mich. — March 3, 2006 — Segmentz, Inc. (AMEX: SZI) today announced its financial results for the fourth quarter and year ended December 31, 2005.
For the fourth quarter of 2005, Segmentz, Inc. reported revenues of $9.7 million compared with $13.9 million for the fourth quarter of 2004. The year-over-year decline in revenue resulted from the sale of unprofitable, non-core assets and operating units during 2005. For the fourth quarter of 2005, the Company reported record GAAP net income of approximately $600,000, or $0.02 per share. This compares with a net loss of approximately $2.2 million, or $0.08 per share, for the comparable period in 2004. EBITDA for the fourth quarter of 2005 was approximately $910,000. This compares with an EBITDA loss of approximately $440,000 for the year-ago quarter. Please refer to Table 1 at the end of this news release for a reconciliation of net income, as reported, to EBITDA.
“Our continued growth and record net income for the fourth quarter marked a significant milestone for us,” said Michael Welch, Segmentz, Inc. president and chief executive officer. “These results demonstrate that we have emerged from an extended period of restructuring as a solid and profitable organization. Our outstanding employees have worked tirelessly to execute this turnaround and deserve all the credit.”
Welch continued, “Our expedited transportation services are in high demand, and we continued to capitalize on this trend during the fourth quarter. We generated growth at Express-1 compared with the fourth quarter of 2004, a significant accomplishment given the surge in sales we experienced in the year-ago period. We also benefited from a steady stream of business from our Evansville operation.”
Segmentz, Inc. Chief Financial Officer Mark Patterson said, “Through an aggressive restructuring plan spanning several quarters, we significantly lowered our expense levels. These cost reductions, coupled with the continued growth of our Express-1 operation, helped us enhance margins and deliver strong EBITDA for the fourth quarter. In addition, after two years of net losses, Segmentz generated a record level of net income in the final quarter of 2005. These are clear indications of the strength of our business model and operating leverage.”
Additional Fourth-Quarter Financial Information
▪ Operating expenses, which consist primarily of payment for owner operator and partner trucking services, fuel, maintenance and insurance costs, were approximately $7.0 million for the fourth quarter of 2005. These expenses declined by approximately 34 percent from $10.5 million in the fourth quarter of 2004 primarily as a result of the Company’s restructuring initiatives.
▪ Gross profit for the fourth quarter of 2005 was approximately $2.7 million, or 28.3 percent of total sales. This is a significant improvement from 24.5 percent of sales in the corresponding quarter of 2004, which is the result of the Company’s focus on its more profitable lines of business.
▪ Total sales, general and administrative expenses were approximately $2.1 million, down 69 percent from $6.9 million for the fourth quarter of 2004, again reflecting the Company’s streamlined cost structure and the sale of unprofitable, non-core operating units.
▪ During the fourth quarter of 2005, Segmentz leveraged its positive operating cash flow to pay down its line of credit from approximately $2.5 million on September 30, 2005 to approximately $1.8 million on December 31, 2005.
For full year 2005, Segmentz, Inc. reported total revenues of $39.8 million. This compares with the Company’s guidance for revenues in the range of $38.5 million to $40.0 million and with full-year 2004 revenues of $42.5 million. This year-over-year decline is the direct result of the Company’s strategic sale of unprofitable, non-core assets and operating units. For 2005, the Company reported a GAAP net loss of approximately $5.8 million, or $0.22 per share, which includes approximately $4.4 million in restructuring charges. This compares with a net loss of approximately $3.2 million, or $0.14 per share, for full year 2004. EBITDA for 2005 was positive by approximately $255,000, in line with the Company’s guidance for positive EBITDA. This compares with an EBITDA loss of approximately $1,211,000 for 2004. Please refer to Table 1 at the end of this news release for a reconciliation of net income, as reported, to EBITDA.
“The year 2005 was one of significant change for Segmentz,” Welch said. “We began the year with a diverse line of business units, a lack of strategic focus and a tenuous financial outlook. Under the leadership of a new management team and the guidance of our Board of Directors, we executed an aggressive strategy to right-size the business and focus on our main growth driver, namely Express-1. This was the key to our turnaround, and I believe we are only beginning to unlock the value at our Company.”
Corporate Name Change
The Company also announced today that its Board of Directors has approved a proposal to change the corporation’s name from Segmentz, Inc. to Express-1

Expediting. This name change is subject to approval from shareholders at the upcoming annual meeting of shareholders, which is expected to be held on May 31, 2006. If approved by shareholders, the Company is expected to also change its trading symbol on the American Stock Exchange.
“We have successfully transformed this organization into a highly focused and financially sound expedited transportation company,” continued Welch. “Given Express-1’s stellar brand recognition and its strong reputation in the industry, management and our Board of Directors believe that this is a natural evolution for the Company and a positive change for its shareholders.”
Board of Directors Appointment
At its meeting on February 28, the Board of Directors also appointed CFO Mark Patterson as a new director. He replaces Robert Gries, who has stepped down from the Board in November 2005.
“Mark has done an outstanding job guiding our finance organization since joining the company in 2005,” said Chairman Jim Martell. “We believe that he will be a valuable asset to the Board based on his extensive financial and industry expertise.”
Outlook and Financial Guidance
“Express-1 is positioned well in the rapidly expanding expedited transportation services market,” Welch stated. “We have built a sizeable and diversified customer base that provides us with a strong recurring revenue base. We also are executing well on the sales side by generating business with a number of new accounts.
“Our current fleet of professional, independent owner operators provides us with the capacity that we need to meet our growth objectives for 2006. We will continue our aggressive hiring efforts, however, to maximize our growth potential. We also will continue to leverage alliances with third-party carriers to supplement our internal capacity. This should enable Express-1 to continue its growth and enhance its profitability for the foreseeable future,” Welch concluded.
Segmentz, Inc. currently expects that revenue for the full year 2006 will be in the range of $39.0 million to $42.0 million, representing approximately 17 percent to 18 percent growth in the Company’s remaining operations. The Company expects full-year net income in the range of $0.10 to $0.12 per share based on its current shares outstanding.
Conference Call/Webcast Information
Management will conduct a conference call this morning at 10:00 a.m. ET to discuss the Company’s fourth-quarter financial results. Those interested in accessing a live or archived webcast of the call should visit the Company’s website at http://www.express-1.com. Those wishing to take part in the live teleconference call can dial 201-689-8049 or 877-407-9210. A playback will be available through midnight on March 11, 2006. To listen to the playback, please call 201-612-7415 or 877-660-6853. Use account number 286 and conference ID number 191630.
About Segmentz, Inc.
Through its primary operating unit — Express-1 — Segmentz, Inc. provides expedited transportation services to more than 1,000 organizations, ranging from mid-sized companies to the Fortune 500. The Company specializes in same-day and next-day pick up and delivery. To maximize flexibility and minimize overhead, Segmentz maintains a non-asset-based business model and utilizes a fleet of professional, independent owner operators. The Company has a state-of-the-art 24/7 call center utilizing a world-class communications technology and dispatch infrastructure that covers the 48 continental U.S. states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about the Company, visit www.express-1.com.
Forward-Looking Statements
This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: that our recent reorganization fails to result in projected operating efficiencies; the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with customers, whether due to competition or other factors; the inability to comply with regulatory requirements governing our business operations; and to the general risks associated with our businesses.
In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Use of GAAP and Non-GAAP Measures
In addition to results presented in accordance with generally accepted accounting principles (GAAP), the Company has included “EBITDA”, a non-GAAP financial measure. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. In addition, the Company excludes from its EBITDA calculation the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and certain other charges, and includes in the EBITDA calculation selected financial data related to various Company acquisitions. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is set forth herein.
Management believes the use of non-GAAP financial measures provides useful information to investors to assist them in understanding the underlying operational performance of the Company. Specifically, management believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. The Company uses these non-GAAP financial measures internally to measure its ongoing business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

GAAP Reconciliation
Segmentz, Inc.
EBITDA Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net income (loss) as reported	$597,000	$(2,151,000)	$(5,815,000)	$(3,238,000)

Income tax (benefit) provision	$—	$(1,320,000)	$—	$(1,921,000)

Interest expense	$53,000	$32,000	$187,000	$126,000

Depreciation and amortization	$260,000	$431,000	$1,435,000	$1,254,000

Restructuring, exit and consolidation expenses	$—	$2,568,000	$4,448,000	$2,568,000

EBITDA	$910,000	$(440,000)	$255,000	$(1,211,000)

Segmentz, Inc.
Statements of Operations

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Revenues
Operating revenue	$9,698,000	$13,931,000	$39,848,000	$42,481,000
Expenses:

Operating expenses	6,954,000	10,517,000	30,852,000	34,320,000

Gross profit	2,744,000	3,414,000	8,996,000	8,161,000
Sales, general and administrative expense	2,094,000	4,373,000	10,176,000	10,714,000
Restructuring, exit and consolidation expense	—	2,568,000	4,448,000	2,568,000

Total sales, general and administrative expense	2,094,000	6,941,000	14,624,000	13,282,000

Other expense	—	(88,000)	—	(88,000)

Interest Expense	53,000	32,000	187,000	126,000

Income (loss) before income tax provision	597,000	(3,471,000)	(5,815,000)	(5,159,000)

Income tax (benefit) provision	—	(1,320,000)	—	(1,921,000)

Net income (loss)	$597,000	$(2,151,000)	$(5,815,000)	$(3,238,000)

Basic loss per common share	0.02	(0.08)	(0.22)	(0.14)

Basic weighted average common shares outstanding	26,305	26,888	26,524	23,936

Diluted loss per common share	0.02	(0.08)	(0.22)	(0.14)

Diluted weighted average common shares outstanding	26,319	26,888	26,524	26,936

Segmentz, Inc.
Balance Sheet

	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$386,000	$854,000
Accounts receivable, net of allowance for doubtful accounts of $732,000 and $966,000 for 2005 and 2004 Respectively	4,434,000	7,522,000
Prepaid expenses	326,000	988,000
Other current assets	577,000	1,538,000

Total current assets	5,723,000	10,902,000
Property and equipment, net of accumulated depreciation	2,229,000	4,120,000
Goodwill	3,567,000	2,634,000
Identified intangible assets	4,629,000	6,196,000
Loans and advances	439,000	131,000
Other long term assets	1,867,000	1,082,000

	$18,454,000	$25,065,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$924,000	$2,081,000
Accrued salaries and wages	397,000	644,000
Accrued expenses, other	2,721,000	2,670,000
Line of credit — short term portion	—	1,183,000
Short-term portion of long-term debt	242,000	480,000
Other current liabilities	97,000	130,000

Total current liabilities	4,381,000	7,188,000

Notes payable and capital leases	824,000	559,000
Line of credit — long term portion	1,764,000	—
Other long-term liabilities	199,000	16,000

Total long-term liabilities	2,787,000	7,763,000
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares no shares issued or outstanding	—	—

Common stock, $.001 par value; 100,000,000 shares authorized; 26,730,034 shares issued and outstanding	26,000	27,000
Additional paid-in capital	20,312,000	20,405,000
Treasury Stock	(107,000)	—

Accumulated deficit	(8,945,000)	(3,130,000)

Total stockholders’ equity	11,286,000	17,302,000

	$18,454,000	$25,065,000